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Exhibit 10(g)

                                     Summary
                              Severance Arrangement
                          For a Named Executive Officer


     Edward A. Crooke has taken an early retirement in connection with the displacement from his position as Chairman, President and Chief Executive Officer of Constellation Enterprises, Inc. (CEI) because of the corporate restructuring of CEI. As a result of his displacement and in recognition of the significant contributions he has made to the success of the company during his 31 plus years of service, the Board of Directors of Constellation Energy Group, Inc. approved a severance package that became effective when he retired on January 1, 2000. His severance benefits will include a $1,476,417 lump sum severance payment equal to the total of (a) two times the sum of (1) annual base salary, plus (2) the average of the two highest annual bonus percentages earned during the preceding five years multiplied by the prior year's final annual salary, and (b) payment toward the cost of health coverage computed assuming retirement at age 65 with 35 years of service. Mr. Crooke is also entitled to a 60% pension benefit computed without reduction for early receipt and a prorata payout of any earned performance-based restricted stock award for the 1998-2000 and 1999-2001 performance periods.